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                                                                Exhibit 10.68

                             CYTOTHERAPEUTICS, INC.
                               Two Richmond Square
                              Providence, RI 02906



Irving L. Weissman
Pathology B-257
Stanford Medical School
Stanford, CA  94305

Fred H. Gage
Laboratory of Genetics
10010 N. Torrey Pines Road
La Jolla, CA  92037

         Re:      Conduct of StemCells Research

Dear Irv and Rusty:

         In connection with your agreeing to become consultants to CytoTherapeutics, Inc. ("CTI") pursuant to Consulting Agreements between each of you and the Company of even date herewith and the award to you pursuant to such Agreements of certain Options, we have agreed as follows regarding the conduct of certain research expected to have a material impact on the vesting of such options and a number of related matters. The provisions of this Agreement shall become effective on the closing of the acquisition of StemCells, Inc.
("SCI") by CTI.

1.   Funding and Control of StemCells Research

     a. SCI shall become the stem cells research arm of CTI. All stem cells research to be conducted or contracted for by CTI or SCI shall be conducted or contracted for through SCI; development work may be conducted or contracted for at CTI.

     b. The stem cells research program to be conducted by SCI through June 30, 1999 shall be conducted as provided in the Research Plan (the "Research Plan") in the form attached hereto as
              Exhibit 1. All stem cells research shall be conducted in accordance with the Research Plan. Any changes in the Research Plan must be approved by the Research Committee (as defined below).

     c. The Research Committee shall consist of two persons chosen by the Scientific Founders (initially, Weissman and Gage), two persons chosen by CTI (initially, Richard Rose and Seth Rudnick) and a fifth, independent member appointed by

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              the Scientific Founders, subject to the reasonable approval of
              CTI. The term "Scientific Founders" shall refer to two of you, provided, however, that if any one of you should resign without Good Reason or be terminated for Cause (as such terms are defined in your Consulting Agreements), the term
              Scientific Founders shall mean the remaining one of you.

     d. The Research Committee shall meet at least quarterly to review progress under the Research Plan and make any adjustments to the Research Plan which the Committee deems necessary or desirable to the Research Plan, provided that there shall be no reduction in the agreed upon level of expenditures in the initial Research Plan without the consent of at least four members of the Committee.

     e. The initial Research Plan and any modifications or continuations of the Research Plan subsequently adopted by the Research Committee shall have as a priority the achievement of research goals directly related to CTI's overall product development efforts and shall provide for CTI to support stem cell research on a basis that is commercially reasonable.

     f. The initial Research Plan allocates resources to specific research programs and sets objective goals (the "Initial Goals") for these programs. Prior to June 30, 1999 and each June 30 thereafter through June 30, 2001, the Research Committee shall determine the Research Plan for the following twelve month period, and set objective goals, reasonably based on the Research Plan, to be achieved during such period. For so long as the Initial Goals and any subsequently adopted goals are achieved, the Research Committee shall continue to control all stem cells research conducted at CTI and SCI and CTI shall continue to fund such research at the level called for in the Research Plan adopted by the Committee (provided such funding shall not increase by more than 25% per year without the approval of CTI). CTI may, however, at any time after September 1, 1999

              i. cease funding of the neural stem cells research program or reduce the level of funding for such program below the level of funding provided for such program in the Research Plan or exercise control itself over the neural stem cells research program by accelerating the vesting of all unvested Performance-Based Incentive Options related to the achievement of all milestones, other than milestones that are, at such time, time-barred and therefore no longer achievable;

              ii. cease funding of the non-neural stem cells research program or reduce the level of funding for such program below the level of funding provided for such program in the Research Plan or exercise control itself over the non-neural stem cells research program by transferring to the Scientific Founders or their assigns all intellectual property created in the non-neural

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                      stem cell research program together with all
                      non-neural Initial Technology (as defined below) (collectively, the "Non-Neural Technology"), as more fully provided below; or

             iii. so cease or reduce the funding or exercise control itself in regard to both the neural stem cell research program and the non-neural stem cell research program by either (A) transferring the Non-Neural Technology as provided in (ii) above and accelerating the options as provided in (i) above or, at CTI's option, (B) transferring both (x) the intellectual property created in the neural stem cell program together with all neural Initial Technology (collectively, the "Neural Technology," together with the Non-Neural Technology, the "Stem Cell Technology") and (y) the Non-Neural Technology to the Scientific Founders or their assigns as more fully described below.

             Initial Technology shall mean existing in-licensed technology of StemCells, Inc. on the date of this Agreement. Any transfer of Technology pursuant to this paragraph shall be provided for by CTI granting to the Scientific Founders or their assigns an exclusive license or, in the case of in-licensed technology, an exclusive sublicense, to the Technology (together with the benefits of any in-licensed technology and subject to any prior out-licenses approved by the Research Committee) in consideration of the payment to CTI of cash equal to the total funding for all research conducted in the non-neural stem cell research program (in the case of a transfer of Non-Neural Technology) or the stem cell research program generally (in regard to a transfer of Stem Cell Technology). This license will be provided for in a commercially reasonable license agreement designed to permit the continued development and commercialization of the transferred Technology. In the case of any transfer of in-licensed technology, any such transfer shall be subject to all applicable terms and conditions of the in-license. In order to give CTI an on-going interest in the successful commercialization of such technology, such license agreement will provide for a royalty to be paid to CTI at a royalty rate equal to 1% of the net sales of any product whose manufacture, use or sale would but for the grant of the license infringe on any claim in any issued patent included in the licensed Technology (other than the Initial Technology). If CTI determines to cease or reduce funding or assume control as provided in (ii) or (iii) above, CTI shall promptly notify the Scientific Founders and shall give the Scientific Founders one year from the date of such notice to arrange financing for the transactions described above. The provisions of this paragraph shall terminate on the earlier of July 1, 2005 or such time as the total funding of stem cell research conducted pursuant to the Research Plan shall have exceed $25 million, at least $15 million of which shall have been expended for non-neural stem cell research.

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    g.       All stem cells research conducted by CTI shall be under the direction of a Director of Stem Cells Research, who shall be nominated by the Research Committee, subject to reasonable approval by CTI.

2.  Award of Additional Options

    a. CTI shall award Options to acquire 400,000 shares of CTI Common Stock to persons (including, if the Research Committee so determines, the Scientific Founders) designated by the Research Committee, after consultation with CTI to assure (if applicable) consistency with CTI policies regarding the granting of options to employees. All persons to whom such options are granted shall be persons determined by the Research Committee, after consultation with CTI, to be persons whom it is critically important to recruit, retain or otherwise incent for the stem cells research program described above.

3. Amendment. This Agreement may be amended at any time by a written agreement executed by CTI and the Scientific Founders.


    If you agree that the foregoing represents our understanding regarding the matters described in this letter agreement, please so indicate by signing the copy of this agreement (which may be executed in more than one counterpart, each of which shall constitute a single original) and returning it to us.

                                            Very truly yours,

                                            CYTOTHERAPEUTICS, INC.



                                            By:      /s/ Seth Rudnick
                                                ---------------------------
                                                   President

READ AND AGREED:

  /s/ Irving L. Weissman
---------------------------
Irving L. Weissman


  /s/ Fred H. Gage
---------------------------
Fred H. Gage


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